Exhibit 3.15
State of Delaware
Secretary of State
Division of Corporations
Delivered 06:54 PM 04/24/2006
FILED 06:29 PM 04/24/2006
SRV 060378796 — 3954247 FILE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
JETSTAR HOLDINGS, INC.
     JetStar Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. The name of the Corporation is JetStar Holdings, Inc.
     2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 13, 2005, and the name of the Corporation in such Certificate of Incorporation was “JetStar Energy Services, Inc.”
     3. The original Certificate of Incorporation of the Corporation was amended by that certain Certificate of Amendment to Certificate of Incorporation (the “Certificate Amendment”) filed with the Secretary of State of the State of Delaware on April 20, 2005, and such amendment was duly adopted by the board of directors in accordance with Section 241(b) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).
     4. The original Certificate of Incorporation was further amended and restated by the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) filed with the Secretary of State of the State of Delaware on May 11, 2005, and such Amended and Restated Certificate was duly adopted by the board of directors in accordance with Section 241(b) and Section 245(c) of the Delaware General Corporation Law.
     5. This Second Amended and Restated Certificate of Incorporation (this “Certificate”) restates, integrates and amends the provisions of the Amended and Restated Certificate and was duly presented to and adopted by the board of directors in accordance with Section 242(b) and Section 245(c) of the Delaware General Corporation Law.
     6. The text of the Amended and Restated Certificate is hereby amended and restated to read in its entirety as follows:
ARTICLE I
     The name of the Corporation is JetStar Holdings, Inc.
ARTICLE II
     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801, and the name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III
     The duration of the Corporation is perpetual.
ARTICLE IV
     The purpose for which the Corporation is organized is to conduct any lawful business and to promote any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
ARTICLE V
     The total number of shares of stock that the Corporation has authority to issue is 100 shares, all of which shall be Common Stock, par value $0.0001 per share. The holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.
ARTICLE VI
     The number of directors which shall constitute the whole board of directors shall be one (1) and shall hereafter be fixed by, or in the manner provided in, the Bylaws of the Corporation.
ARTICLE VII
     In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.
ARTICLE VII
     Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE IX
     A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits of this Article IX with respect to any act or omission occurring prior to such amendment or repeal.
ARTICLE X
     The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as it may be amended and supplemented from time to time, indemnify, and advance expenses to, any and all persons serving as members of the board of directors of the

Corporation whom it shall have the power to indemnify under such law against any expenses, liabilities or other matters referred to in or covered by the Delaware General Corporation Law. The Corporation may indemnify, and advance expenses to, any officer, employee or agent of the Corporation or any other person the Delaware General Corporation Law permits the Corporation to indemnify. The indemnification and advancement of expenses provided for in this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
ARTICLE XI
     Meetings of stockholders may be held within or without the State of Delaware or by means of remote communication, as the Bylaws may provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the Bylaws of the Corporation.
ARTICLE XII
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred in this Certificate on the stockholders of the Corporation are granted subject to this reservation.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Clark R. Crosnoe, its Secretary, this 24th day of April 2006.

/s/ Clark R. Crosnoe
Clark R. Crosnoe
Secretary